Exhibit 99.2

Moving iMage Technologies (MITQ) 2nd Quarter 2023

BRIAN SIEGEL, Sr. Managing Director, Hayden IR

Good morning, and welcome to the Moving iMage Technologies Second Quarter of Fiscal 2023 Earnings Conference Call and Webcast. With me today is Chairman and CEO Phil Rafnson, co-founder and executive VP of Sales and Marketing, Joe Delgado, and interim CFO Bill Greene.

For those of you that have not seen today’s release, it is available on the investor section of our website. Before beginning, I would like to remind everyone that except for historical information, the matters discussed in this presentation are forward-looking statements that involve several risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Further information on the Company’s risk factors is contained in the Company’s quarterly and annual reports filed with the U.S. Securities and Exchange Commission.

Now I’d like to turn the call over to Phil. Phil?

PHIL RAFNSON, CEO

Thank you Brian and thank you all for joining us today.

I’m Phil Rafnson, CEO of Moving iMage Technologies, or MiT for short. Like last quarter, today I’m going to spend my part providing an update on overall industry trends that we believe will drive the tremendous growth opportunity for MiT over the next few years, and then Joe will provide an overview of MiT’s business and growth strategy. He will then turn the call back to Brian to review our financials and outlook, followed by a Q&A.

MiT serves commercial cinema owners, stadiums, arenas, live event venues, and eSports. Today, most of our business is serving cinema owners and operators. In North America, there are approximately 40,000 screens, 18,000 of which are outside the top 5 circuits. So while we work with the majors, most of our business is with small to medium-sized operators.

Moving iMage Technologies (MITQ) 2nd Quarter 2023

As you look at MiT as an investment, both industry and company-specific factors will contribute to our future performance. First, I’ll address the industry tailwinds, and then Joe will discuss our company-specific reasons to invest in MiT.

Industry tailwinds provide for underlying optimism in our ability to grow the Company include the Domestic Box office improvement, technology and venue upgrade cycles, new theater builds, and the addition of amenities to the movie-going experience.

As you probably know, this industry was hit hard by COVID during 2020 and the first half of 2021, with box office receipts declining from over $11 Billion in 2019 to $2.1 billion in 2020, BUT, they recovered in 2022 to over $7.5 billion. Momentum should continue into 2023 with an already exciting slate of releases expected, setting the backdrop for an even stronger year. Additionally, while the studios have made it clear, I want to reiterate this point for those who still have doubts. The rumors of the demise of in-theater cinema are dead. The experiment in 2021 to skip the box office and go straight to streaming was a miserable failure, costing studio execs their jobs in many cases. Streaming is an incremental downstream source of revenue for the studios, but exclusive theater releases are what drive studio success.

Next, we are in the early stages of a technology upgrade cycle, especially for laser projectors and servers, but we are also looking at sound systems and ADA device refreshes over the next few years as well. During the last upgrade cycle, we participated in approximately 17 thousand cinema screens over nearly five years - so we believe there is a long runway ahead, and our second quarter saw some solid activity in this area.

Finally, as part of the Cares Act, non-publicly traded live event operators were able to access over 16 billion dollars in grants through the SBA. This program, called the Shuttered Venue Operations Grant or SVOG, has provided almost 15 billion dollars in grants to date, with over 2.5 billion dollars going to cinema operators. This money is flowing, and this spending has kicked off a multi-year growth cycle. Cinema operators can use these funds for operations or proactively refurbish, upgrade, and build new, modern theaters to enhance the overall movie-going experience. This includes adding amenities such as in-house bars and lounges, breweries, restaurants, and in-cinema dining. In fact, dine-in cinemas are among the fastest-growing parts of the industry, and we are very well-positioned with these circuits.

Moving iMage Technologies (MITQ) 2nd Quarter 2023

Before turning the call over to Joe, I’d like to thank our dedicated employees - without them, we would not be in what I believe is the strongest position we’ve ever been in as a company from an operational, financial, product and competitive perspective. Thank you. Joe?

JOE

Thank you, Phill, and good morning everyone. I’m going to start with a review of our growth strategy.

The first pillar is driving revenue growth and margin expansion by shifting our product mix towards higher-margin, proprietary products.

Our proprietary products fall into two categories. The first is proprietary manufactured goods, made right here in the U.S. Today, we have over 50 proprietary manufactured products that help increase project margins and overall margins when sold ala carte. These include our Caddy products and our line of ADA products, the latter of which are a requirement for every theater in the U.S. and the acquisition of this product line last year forms the low end of our Accessibility strategy.

Second, are products we feel have disruptive potential. These products are more technology-focused and bring higher margins and recurring revenue streams. For example, we have a bundled solution for venue management called CineQC. CineQC is a recurring revenue SaaS platform consisting of hardware and services applications for quality assurance, theater operations, staff management, inventory control, back-office analytics, and remote access and control over auditorium systems. We believe there is nothing like it available in the industry, and the signing of National Amusements as a customer strongly validated the solution. We have been doing additional development with CineQC, and we hope to have more clients to announce in the coming quarters.

Moving iMage Technologies (MITQ) 2nd Quarter 2023

Next, we have the MiTranslator, which will provide a high-end product for our accessibility strategy. The MiTranslator is a multi-language translation device with a recurring revenue service attached. This disruptive offering brings multi-language, in-theatre captioning capabilities, including American Sign Language, through Augmented Reality glasses. The market in North America alone is tremendous, with over 70 million non-English proficient speakers that may not have previously attended movies or, for those that did, they could now have a significantly enhanced movie-going experience. It received outstanding reviews when we showcased it at important industry tradeshows and is a key part of our long-term growth strategy. As a result, there are high levels of interest, and we expect to have this product in the market during the second half of the fiscal year.

The second pillar of our growth strategy is moving beyond cinema. The first opportunity involves Caddy, which is the market leader in Cinema. However, the real Caddy opportunity is in stadiums and arenas, where it has seen an 80% share in markets like the NFL and MLB. The current product line falls under our proprietary manufactured products and has much higher than the company average margins. However, we have not seen as quick a recovery in new stadium and arena builds or upgrades since the pandemic ended, which makes sense given the multi-billion dollar price tags and bureaucracy needed for approvals. As this market begins to thaw, which we are starting to see, we expect our strong market position will drive growth in this part of our business.

I’m very excited about the next opportunity, eSports, where initial interest has been extremely high. We shipped our first two customers in fiscal Q3, which we announced in late January and early February. In eSports, we have a partnership with SNDBX, which is setting up amateur eSports and gaming leagues throughout the country that will be hosted on the big screen. We are the exclusive technology provider for SNDBX with our MovEsports system, which consists of 7 mobile gaming stations plus a control cart that enables these games to be played on the big screen. SNDBX has a large pipeline of interested theater owners, and as they bring new leagues online, we expect to see them convert this pipeline leading to more orders for our MovEsports systems. The exciting thing about SNDBX’s value proposition is that it’s a win-win situation, where the theater owner utilizes its excess capacity and gets concessions revenue from gamers and audiences that come to watch. At the same time, SNDBX can offer a differentiated gaming experience for league participants and fans. Each theater will require at least one MoveEsports system, so the potential is there for initial sales and then refresh sales over time as new consoles are released and technologies advance.

Moving iMage Technologies (MITQ) 2nd Quarter 2023

While the core Caddy products have taken longer to recover than our cinema business, we are just starting to see plans for new stadiums and arenas being introduced. As these builds move forward, we see a more significant opportunity to leverage our Caddy product line’s strong position in this market as a touchpoint for fan interaction. In development, we have a potentially disruptive new digital product and service that we hope to be trialing over the next couple of quarters, and we will keep you apprised as appropriate.

Another longer-term opportunity is leveraging Caddy’s strong relationship with stadium and arena owners and operators to introduce a SaaS platform for quality control and venue management. Similar to cinema, there are no software products similar to CineQC for these venues, and we see an opportunity to adapt this platform to stadiums and arenas over time.

Our third pillar looks to markets beyond North America. We had established relationships overseas before the pandemic and can now reconnect. For several reasons, we believe we can accelerate moving beyond North America from our original 18-24 month timeframe. Besides expanding internationally with National Amusements, which currently uses CineQC for its domestic circuit, we see the opportunity to introduce CineQC AND the MiTranslator internationally. Additionally, SNDBX has garnered much interest outside North America, and we see this as another route to growing our international presence. And finally, we signed a global distribution agreement for cinema with LEA Professional, a high-end developer of professional sound systems. The incumbent players have been suffering from supply chain and customer service challenges, often causing lead times to extend beyond a year. With access to LEA’s high-end smart power amps, we believe we can fill that gap domestically while enhancing our international plans over the mid-term.

Moving iMage Technologies (MITQ) 2nd Quarter 2023

The fourth part of our strategy, which supports the first three pillars, is accretive M&A. There are three main areas on which we focus. The first is consolidating industry technology equipment providers and broadening our offerings. The acquisition of our ADA product line was an excellent example of this strategy. The second is acquiring strategic products and services with recurring revenue streams. This will likely focus on SaaS or other subscription-type offerings to enhance our portfolio and provide higher value to our customers. And finally, we will look at companies that could enhance or add to our customer relationships.

In conclusion, we are still in the early innings of our growth opportunity. We have numerous secular tailwinds at our backs that are just beginning to turn into higher revenue levels. We also have several potentially disruptive technologies in development that will bring recurring revenues while driving higher margins over time. With that, I’ll turn it over to Brian.

Brian, take it away…

Moving iMage Technologies (MITQ) 2nd Quarter 2023

Brian Siegel

Thanks, Joe. Good morning and thank you everyone for attending our earnings call. I’m going to spend a little time reviewing our model, and then I’ll take you through the quarter, followed by a Q&A session.

Currently, projects are the key revenue driver for our business, making up roughly 60-65% revenue. In this part of our business, we serve as a project manager, procuring and reselling FF&E and services for refurbishing, upgrading and building new theaters. Since much of these are pass-through costs, margins are in the mid-teens.

We have several routes to improve project margins, as demonstrated by our first-half results. These include installation services, the resale of higher-margin technology products, and finally, we sell our higher-margin proprietary manufactured offerings, which include our Caddy and ADA products. Our proprietary manufactured products have margins ranging from 35 to 55%. As we continue to increase the number of proprietary manufactured products we sell, we expect the mix to shift and more favorably impact gross margin.

Over the near term, we expect our proprietary manufactured products and the resale of higher-margin technology products will drive this margin expansion. For example, in Q2, in addition to our ADA products, we also saw several orders related to the technology upgrade cycle for servers and projectors. Over time, as our CineQC SaaS platform becomes a more significant contributor and the MiTranslator and other products in development come to market, we expect our mix to shift even more significantly away from FF&E.

Now I’ll move into the results. The 2nd quarter is traditionally our slowest quarter due to the seasonality associated with the holidays, as theater owners are more focused on filling capacity than upgrades and refurbishments. Nevertheless, our second quarter revenue increased 42% to $4.8 million.

Moving iMage Technologies (MITQ) 2nd Quarter 2023

Gross profit increased 46% to $1.3 million from $0.9 million last year, leading to a 90-basis point expansion in gross margin to 27.1%, reflecting the shift towards our higher margin proprietary products.

Operating expenses were $1.45 million versus $1.54 million last year. The decrease was driven mainly by a reduction in stock comp expense in FY23.

Operating losses in Q2 were $0.1 million versus losses of $0.6 million last year.

Net income was about $50,000 for the quarter, or break-even, compared to a net loss of $0.6 million or $0.06 per share last year.

Moving to the balance sheet, our cash, cash equivalents, and marketable securities were $6.0 million, down about a half million as we paid off $1.5 million in payables during the quarter. Remember that we added a couple of quarters worth of technology inventory ahead of price increases towards the end of fiscal 2022, and we are now starting to convert a portion of this to cash.

Guidance

Looking to fiscal 2023 guidance, we promised you an update on this call. At this time, we have increased the low end of our revenue guidance range from $22 million to $22.5 million while keeping the high end at $23.5 million, which translates to 23-28% year-over-year growth.

We expect the gross margin expansion from the first half of the year to continue into the second half and are modeling the full year at about 27%, mainly due to a mix shift towards higher margin proprietary products such as the acquired ADA product line; improved performance from Caddy later in the year; sales of our eSports products, and a small contribution from CineQC.

Moving iMage Technologies (MITQ) 2nd Quarter 2023

We also have good operating leverage in the model, with operating expenses, which tend to be mostly fixed, expected to be about $5.8 million for fiscal 2023. This is about $200k higher than when we gave our initial guidance due to a combination of higher compensation and compliance costs during the year's first half. Note that for the year's second half, we took steps to reduce our annual operating expense run rate back to $5.6 million.

Finally, we don’t expect to be a taxpayer in fiscal 2023 and are modeling 10.9 million shares. As a result of the higher expenses in the first half of the year, we are narrowing our GAAP EPS guidance range to $0.04 to $0.06 per share versus a loss of $0.13 last year, so a pretty big improvement.

Now I’d like to provide more color on why we aren’t raising revenue guidance at this time. First, we only shipped our first Esports systems in the first half of Q3. Given the greenfield nature of this business and our reliance on our partner to convert its pipeline, it is challenging to forecast the timing of new orders at this time. What I can say is that we’ve shipped a total of 7 systems to two customers in the first half of Q3, and we need to ship around 15-17 more over the next quarter and a half to hit our budget this year, so we have only modeled modest expectations into our guidance. Additionally, SNDBX is very confident in its ability to close sales in its pipeline, which could drive potential upside to this portion of our forecast.

Next, we are still assessing the timing of any potential financial upside for this year from our new distribution relationship with LEA Professional. We are optimistic and seeing a lot of interest from potential customers. Still, we don’t have enough data yet to provide a forecast given the newness of this deal, so our guidance assumes no revenue from LEA products at this time.

Moving iMage Technologies (MITQ) 2nd Quarter 2023

So, in conclusion, while I don’t want to call our revenue guidance conservative, I believe there is upside potential based on these two areas, and we will keep you apprised of our progress as appropriate.

Before we go to questions, I want to make a point to say that we still believe our stock is significantly undervalued, and we plan to begin our buyback as soon as our blackout window opens up over the next few days.

I want to thank everyone for attending today’s call, and I look forward to speaking with you again on our next call. Operator, please prompt for questions.

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